Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Performance” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated February 11, 2008 on the financial statements and financial highlights of the Gateway Fund of The Gateway Trust, in Post-Effective Amendment Number 2 to the Registration Statement of the Gateway Trust (Form N-1A, No. 33-144744), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (Form N-CSR, No. 811-02773) of The Gateway Trust.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 27, 2009